Exhibit 10.2

Leonard H. Mogil

9335 Oak Strand Dr.

Bonita Springs, FL 34135

Dear Leonard,

This letter and your employment will be effective on your Start Date

(defined below) and sets forth our offer to you to join Charlotte Russe Holding, Inc. (the “Company”) as Interim Chief Executive Officer. Your “Start Date” shall be July 21, 2008.

1) Duties and Scope of Employment. The Company agrees to employ you on an “at-will” basis in the position of Interim Chief Executive Officer. You will report directly to the Company’s Board of Directors (the “Board”) and be given such duties, authorities, and responsibilities that are consistent with your being the Company’s most senior executive officer as determined by the Board. During your employment, you will devote your full business efforts and time to the Company. You may engage in civic and charitable activities in your individual capacity, and, subject to the consent of the Board, may serve on the board of directors of another company so long as such activities do not interfere with the performance of your responsibilities to the Company. Your primary work place will be at the Company’s corporate headquarters in San Diego, California.

2) Board Service. You agree to serve as a member of the Board, as well as a member of any Board committee to which you may be elected or appointed. Effective on the Start Date, you will resign from membership on the Audit Committee of the Board.

3) Salary and Incentive Compensation.

(a) Salary. During your employment, your monthly base salary will be U.S. $65,000.00, which totals an annual base salary of U.S. $780,000.00, payable every two weeks in accordance with the Company’s normal payroll practices (your “Salary”).

(b) Incentive Equity Awards. You will be eligible to receive incentive equity awards as described below.

(i) Stock Option Award. On your Start Date, you will be awarded a nonqualified stock option to purchase a number of shares of the Company’s common stock (the “Options”), rounded to the nearest 500, such that the Black-Scholes value of the Options, as determined by the Compensation Committee of the Board based upon the closing price of the Company’s common stock on the NASDAQ Global Select Market on the Start Date, shall be equal to 62.50% of your Salary, or $487,500, which Options will be subject to the terms and conditions of the Company’s 1999 Equity Incentive Plan (the “Plan”) and the award agreement thereunder. The exercise price of the Options will be the closing price of the Company’s common stock on the NASDAQ Global Select Market on the Start Date. The Options will vest monthly in equal installments, on the date of each month that corresponds to the start date, over a twelve month period. Upon termination of your employment, your vested Options shall continue to be exercisable for the longer of (i) three months following termination of employment and (ii) the period that they would be exercisable if you had been granted the Options as a non-employee director of the Company (as specifically described in your stock option agreement or certificate), but in no event shall they be exercisable beyond the expiration date of the Options.

(ii) Restricted Stock Grant. On your Start Date, you will be awarded a number of shares of restricted common stock of the Company (the “Restricted Stock”), rounded to the nearest 500, such that the value of the Restricted Stock, as determined by the Compensation Committee of the Board based upon the closing price of the Company’s common stock on the NASDAQ Global Select Market on the Start Date, shall be equal to 62.50% of your Salary, or $487,500, subject to the terms and conditions of the Plan and the award agreement thereunder. The shares of Restricted Stock will vest monthly in equal installments, on the date of each month that corresponds to the start date, over a twelve month period.

4) Benefits. During your employment with the Company hereunder, you will be eligible to participate in the Company’s employee benefit plans on terms and conditions generally applicable to other senior executives of the Company, subject to the terms of the plans. Notwithstanding the foregoing, you will not be eligible for any post-retirement medical insurance coverage made available to senior executives of the Company.

(a) Vacation. Under the current policy (which is subject to change from time to time), you will be eligible for one week of paid vacation per quarter during your employment (totaling four weeks per year).

(b) Housing Allowance; Brokerage Fees. During your employment with the Company hereunder, you will be provided with a monthly housing allowance not to exceed $5000 to cover housing expenses in San Diego, California, which will be grossed up to cover all applicable federal, state, and local withholding taxes. In addition, you will be reimbursed for reasonable and customary brokerage fees paid in connection with obtaining housing in San Diego, California, which will be grossed up to cover all applicable federal, state, and local withholding taxes. Any reimbursements made to you under the preceding sentence will be made on or before December 31, 2008, subject to your prior submission of appropriate supporting documentation in accordance with the Company’s policies.

(c) Car Allowance. During your employment with the Company hereunder, you will be provided with a monthly automobile allowance of $1250, which will be grossed up to cover all applicable federal, state, and local withholding taxes.

(d) Travel Expenses. During your employment with the Company hereunder, you will be provided with two round-trip first class airline tickets from San Diego, California to Fort Myers, Florida every five weeks, and you will be grossed up to cover all applicable federal, state, and local withholding taxes in connection therewith.

5) Indemnification. The Company shall indemnify you to the maximum extent permitted by applicable law and the Company’s bylaws for all expenses incurred or damages paid or payable by you with respect to a bona fide claim against you or the Company, including amounts paid or payable by you upon the settlement of a bona fide claim against you or the Company, where such claim is based on actions or failures to act by you in your capacity as a service provider of the Company, and you shall also be covered under a directors and officers liability insurance policy(ies) paid for by the Company during your employment hereunder. The Company shall maintain directors and officers liability insurance for your benefit on terms and conditions generally applicable to the Company’s other senior executives.

6) Expenses. During your employment hereunder, you will be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with your duties hereunder, and the Company shall promptly reimburse you for such expenses upon presentation of appropriate supporting documentation, all in accordance with the Company’s applicable policies. If any business expense is taxable, reimbursement will not be paid later than December 31 of the year following the year in which the expense is incurred.

7) Termination of Your Employment. The Company, at its option, may terminate your employment for any reason or no reason at any time, and you, at your option, may terminate your employment for any reason or no reason at any time. Any party terminating your employment under this section shall provide the other party with written notice thereof 30 days before the date such termination shall be effective (“Termination Notice”), unless your employment is terminated by the Company for Cause (as defined in Section 10) in which case the effective date of termination will be the date of the Company’s Termination Notice, although the Company may provide a later effective date in the Termination Notice.

8) Termination for Any Reason. Upon the termination of your employment for any reason, you will be entitled to: (a) all unpaid Salary through the Termination Date, payable on the Company’s normal payroll cycle; (b) your Salary for any accrued but unused vacation; (c) any unpaid housing or car allowance amounts under Sections 4(b) or 4(c) for the month in which the Termination Date occurs, payable within 30 days of the Termination Date; (d) any unreimbursed travel expenses described in Section 4(d) incurred before the Termination Date, upon presentation of appropriate supporting documentation, payable within 30 days of the Termination Date; and (e) unreimbursed expenses under Section 4(b) or 6, payable in accordance with Section 4(b) or 6, as the case may be. In addition, any vested Options as of the Termination Date will remain exercisable in accordance with the terms of the Plan and the applicable award agreements. Except as provided in the preceding sentence and under Sections 5 and 9, upon the termination of your employment, the Company will have no further obligations to you, and you will forfeit all unvested Options and unvested shares of Restricted Stock as of the Termination Date. For all purposes under this letter, “Termination Date” means the effective date of your termination of employment with the Company.

9) Termination by the Company other than For Cause Before Sixth Month Anniversary of Start Date. In the event that your employment is terminated by the Company for reasons other than for Cause before the six-month anniversary of your Start Date, in addition to the amounts set forth in Section 8, the Company will provide you with the following in exchange for your (x) providing an executed release of any claims in a form reasonably acceptable to the Company no later than sixty (60) days following your Termination Date and (y) permitting such release to become effective in accordance with its terms: (i) your Salary, at regular pay cycle intervals, through the six month anniversary of your Start Date; (ii) accelerated vesting of that portion of your Options that would have been vested as of the end of the sixth month anniversary of your Start Date (i.e. 50% of your Options will be fully vested and exercisable on the Termination Date); and (iii) accelerated vesting of that portion of your shares of Restricted Stock that would have been vested as of the end of the sixth month anniversary of your Start Date (i.e. 50% of your shares of Restricted Stock will be fully vested on the Termination Date). You will forfeit the remaining 50% of the Options and 50% of the shares of Restricted Stock. In the event that your employment is terminated by the Company for reasons other than for Cause on or after the sixth-month anniversary of your Start Date, you will be entitled to the amounts set forth in Section 8. In no event will the payment under Section 9(i) be made later than March 15, 2009.

10) Termination for Cause. The Company may terminate this Agreement at any time for Cause. In such an event, you will be entitled only to the amounts set forth in Section 8 and not to any of the severance amounts or benefits set forth in Section 9. For all purposes under this letter, the term “Cause” shall mean any of the following committed by you: (i) willful failure to follow the reasonable and lawful directions of the Board; (ii)conviction of a felony (or a plea of guilty or nolo contendere by you to a felony); (iii) acts of fraud, material dishonesty or misappropriation committed by you against the Company and intended to result in personal enrichment; (iv) willful misconduct by you in the performance of your material duties required by this letter which is likely to materially damage the Company’s financial position or reputation; (v) a material breach of this letter; (vi) your material breach of the Company’s policies and procedures; or (vii) any breach by you of the Company’s Code of Business Conduct. To terminate your employment for “Cause”, the Board must determine in good faith that Cause has occurred, the Company must give you written notice detailing the specific clause of the definition of Cause on which termination is based and the Company must deliver to you a copy of a resolution duly adopted by a majority of the entire Board (excluding you) at a meeting of the Board called and held for such purpose that finds in the good faith opinion of the Board, Cause has occurred and states the basis of that belief. With respect to Sections 10(i), (v), (vi), and (vii), the Board shall give you 10 business days notice of its good faith determination that Cause has occurred and shall give you 10 business days following the end of such notice period during which to cure the applicable failure or breach to the good faith satisfaction of a majority of the entire Board (excluding you) at a meeting of the Board called and held for such purpose.

11) Internal Revenue Code Section 409A. This Agreement shall be interpreted to ensure that the payments made to you are exempt from, or comply with, Section 409A of the Internal Revenue Code (“409A”); provided, however, that nothing in this Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with 409A) from you to the Company or to any other individual or entity. Any gross up payments made to you pursuant to Sections 4(b), 4(c), 4(d), 19 or 20 shall be made by the end of the calendar year following the calendar year in which you remit the related taxes, including through the withholding of taxes. It is intended that any cash severance benefits provided pursuant to Section 9 will be payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations.

12) No Conflicts with this Offer/Representations. You represent and warrant that you do not have any agreements, obligations, relationships or commitments to any other person or entity that conflict or would conflict with accepting this offer or fully performing your duties and obligations of this position, including, without limitation any ongoing obligations you may have to your former employer.

13) Abide by Company Policies. You agree to abide by all applicable Company policies. You also agree to execute and abide by the attached Confidentiality, Non-Solicitation & Non-Disparagement Agreement before, during and after your employment with Company.

14) Choice of Law/Remedies for Breach. The validity, interpretation, construction and performance of this letter shall be governed by the laws of the State of California (except their provisions governing the choice of law). It is specifically understood and agreed that any breach of the attached Confidentiality, Non-Solicitation and Non-Disparagement Agreement and certain provisions of this letter (including, without limitation, Sections 1 and 12) is likely to result in irreparable injury to the Company and that, in addition to any other remedy it may have, the Company shall, to the extent enforceable, be entitled to seek to enforce the specific performance of any obligation by you and to obtain both temporary and permanent injunctive relief without the necessity of proving actual damages. The parties hereby submit themselves to the Superior Court of California in and for the County of San Diego for the purpose of enforcing this letter.

15) Successors. This letter shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, and the Company will require any such successor to expressly assume and agree in writing to perform this letter in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. For all purposes under this letter, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this letter by contract, operation of law or otherwise. This letter will inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, estate, trustee, administrators, successors, heirs, distributees, devisees and legatees, as applicable. If you die and any amounts become payable under this letter, the Company will pay those amounts to your estate or named beneficiary, as applicable, except as otherwise may be required by applicable law.

16) Notice. Notices and all other communications contemplated by this letter shall be in writing and shall be deemed to have been duly given when personally delivered, mailed by overnight courier, or sent by confirmed facsimile. In your case, mailed notices shall be addressed to you at the home address that you most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

17) Modifications and Waivers. No provision of this letter shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by the General Counsel of the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this letter by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

18) Whole Agreement. Except for those agreements or plans specifically referenced herein, this letter contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) with respect to the subject matter hereof. In the event of any conflict in terms between this letter and any other agreement not specifically referenced herein executed by and between you and the Company, the terms of this letter shall prevail and govern. For the avoidance of doubt, in the case of a conflict between this letter and the terms of the Options or Restricted Stock, as set forth in the Plan (and the related award agreements), the terms set forth in the Plan (and the related award agreements) shall control. The attached Confidentiality, Non-Solicitation & Non-Disparagement Agreement shall be considered part of this letter for all purposes.

19) Legal Fees. The Company shall reimburse you for all reasonable legal fees and expenses and reasonable fees of your tax advisors incurred in connection with the negotiation, preparation and execution of this letter not to exceed $5000 in the aggregate, which will be grossed up to cover all applicable federal, state, and local withholding taxes. Any reimbursements made to you under this Section will be made on or before December 31, 2008, subject to your prior submission of appropriate supporting documentation in accordance with the Company’s policies.

20) Withholding Taxes. All payments made under this letter shall be subject to reduction to reflect taxes or other charges required to be withheld by law. To the extent you are personally subject to more tax on your Salary than if employed exclusively in the State of Florida as a result of performing services for the Company, you will be provided tax equalization payments (on a grossed up basis) by the Company, provided that you take all reasonable efforts to minimize such personal taxes which will include, without limitation, your claiming credit against your state income tax liability for any State of California tax suffered in respect of your Salary received from the Company.

21) Severability. The invalidity or unenforceability of any provision or provisions of this letter shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

22) Assignment. The Company may assign its rights under this letter to any entity that expressly in writing assumes the Company’s obligations hereunder in the same manner and to the same extent that the Company would be required to perform such obligations in connection with any sale or transfer of all or substantially all of the Company’s assets to such entity.

23) No Mitigation. In the event of your termination of your employment, you will be under no obligation to seek other employment or take any other action by way of mitigation of the amounts payable, or benefits provided, to you under this letter.

24) Cooperation. Following termination of your employment for any reason, you shall reasonably cooperate with, assist and provide information to the Company and its respective affiliates concerning any matters about which you have knowledge because of your prior employment with the Company or their respective affiliates or your prior involvement as an officer or director of the Company and/or any of its affiliates. Your agreement to cooperate with, assist and/or provide information to the Company and their respective affiliates includes, if necessary, assistance by you in any litigation matters. Such assistance and cooperation will be scheduled at times and locations personally convenient for you and not inconsistent with the responsibilities you may have with subsequent employment or rendering of services, except where such scheduling is unreasonable or impracticable (giving the needs of both parties equal weight) under all of the circumstances. The Company or their respective affiliates shall pay, or reimburse you, for reasonable, out-of-pocket costs incurred by you in providing such assistance (e.g., reasonable travel costs and reasonable legal fees). In the event that you shall be required to provide services pursuant to this Section, you shall be compensated at a rate of $5,000 per 8-hour day (pro-rated for any partial days of service); provided, however, that you shall not be compensated for any service that you otherwise are required to perform pursuant to applicable law.

25) Counterparts. This letter may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Please review and sign this letter, which incorporates the Confidentiality, Non-Solicitation & Non-Disparagement Agreement attached. We must receive your signed letter before the Start Date.

Yours sincerely,

/s/ Jennifer Salopek
Jennifer Salopek
Chairman of the Board

Confirmed this 20th day of July, 2008

/s/ Leonard H. Mogil
Leonard H. Mogil

CONFIDENTIALITY, NON-SOLICITATION & NON-DISPARAGEMENT AGREEMENT

I, Leonard H. Mogil, in consideration of the offer of employment with Charlotte Russe Holding, Inc. (the “Company”), acknowledge that the services I will perform for the Company are unique and extraordinary and that I will be in a relationship of confidence and trust with the Company. As a result, during my employment with the Company, I will acquire “Confidential Information” that is (1) owned or controlled by the Company, (2) in the possession of the Company and belonging to third parties, and/or (3) conceived, originated, discovered or developed in whole or in part by me. Confidential Information includes trade secrets and other confidential or proprietary business, technical, strategic, marketing, legal, personnel or financial information (including, without limitation, financial forecasts or reports and pro-forma financial models), whether or not my work product, in written, graphic, oral or other tangible or intangible forms, including, but not limited to: board or executive presentations; strategic plans; unannounced product information, specifications, samples or designs; sales and pricing practices; computer programs; drawings, photographs, diagrams, models; vendor or customer names; the products a vendor supplies to the Company; customer research results; employee lists or organizational charts; company e-mail or telephone directories; individual employee compensation and benefits information; business or marketing plans; studies, analyses, projections and reports; communication with attorneys; and software systems and processes. Any information that is not readily available to the public shall be considered to be a trade secret and confidential and proprietary.

I agree that I will keep the Confidential Information in strictest confidence and trust. I will not, without the prior written consent of the Company’s General Counsel, directly or indirectly use or disclose to any person or entity any Confidential Information, during or after my employment, except as is necessary in the ordinary course of performing my duties while employed by the Company, or if required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by subpoena, summons or other legal process, provided that prior to such disclosure, the Company is given reasonable advance notice of such order and an opportunity to object to such disclosure.

I agree that in the event of my employment termination for any reason, I will immediately deliver to the Company all company property, including all documents, materials or property of any description, or any reproduction of such materials, containing or pertaining to any Confidential Information.

In order to protect the Confidential Information, I agree that so long as I am employed by the Company, and for a period of one year thereafter, I will not directly or indirectly, on behalf of me, any other person or entity, solicit, call upon, recruit, or attempt to solicit any of the Company’s employees or in any way encourage any Company employee to leave their employment with the Company. For this purpose, advertisements for employment that do not directly or indirectly identify me placed in newspapers of general circulation will not be considered solicitation. I further agree that I will not directly or indirectly, on behalf of me, any other person or entity, interfere or attempt to interfere with the Company’s relationship with any person who at any time was an employee, consultant, customer or vendor or otherwise has or had a business relationship with the Company.

I agree now, and after my employment with the Company terminates, not to directly or indirectly, disparage the Company in any way or to make negative, derogatory or untrue statements about the Company, its business activities, or any of its directors, managers, officers, employees, affiliates, agents or representatives to any person or entity.

ACKNOWLEDGED AND AGREED TO THIS 20TH DAY OF JULY, 2008.

/s/ Leonard H. Mogil
Leonard H. Mogil